Exhibit 5.1

Conyers Dill & Pearman

1 May 2012

Aircastle Limited Clarendon House 2 Church Street Hamilton, HM 11 Bermuda	441-299-4993 jason.piney@conyersdill.com

Dear Sirs

Aircastle Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on Form S-4 (Registration no.: 333-179588), filed with the U.S. Securities and Exchange Commission (the “Commission”) on 17 February 2012 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of up to US$150,000,000 aggregate principal amount of the Company’s 9.75% Senior Notes due 2018 (the “New Notes”). The New Notes are to be offered in exchange for a like principal amount of the issued and outstanding 9.75% Senior Notes due 2018 of the Company issued on 14 December 2011 (the “Old Notes”) under the Indenture, dated as of July 30, 2010 (the “Original Indenture”), as supplemented by the First Supplemental Indenture dated 9 December 2011 (the “First Supplemental Indenture”, together with the Original Indenture, the “Indenture”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), by and between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as contemplated by the Registration Rights Agreement, dated as of 14 December 2011, by and between the Company and Citigroup Global Markets Inc., as the initial purchaser of the Old Notes.

For the purposes of giving this opinion, we have examined copies of the following documents:

(i)	the Registration Statement;

(ii)	the Original Indenture;

(iii)	First Supplemental Indenture; and

(iv)	the form of the New Notes, included as an exhibit to the Original Indenture.

The documents listed in items (ii) through (iv) above are herein sometimes collectively referred to as the “Documents” (which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Assistant Secretary of the Company on 1 May 2012, an extract of minutes of a meeting of the directors of the Company held on 5 December 2011 certified by the Secretary of the Company on 13 December 2011 and an extract of minutes of a meeting of the Pricing Committee of the board of directors of the Company dated held on 8 December 2011 certified by the Secretary of the Company on 13 December 2011 (together, the “Minutes”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft or unexecuted form, it will be or has been executed and/or filed in the form of that draft or unexecuted form, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents, (d) the accuracy and completeness of all factual representations made in the Registration Statement and the Documents and other documents reviewed by us, (e) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (g) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents in accordance with their respective terms, (h) the form of the New Notes has been approved in accordance with the terms of the

Registration Rights Agreement, dated as of 14 December 2011, by and among the Company and Citigroup Global Markets Inc. as the initial purchaser of the Old Notes, (i) at the time of issue of the New Notes, the Company will be able to pay its liabilities as they become due, (j) that the Company will issue the New Notes in furtherance of its objects as set out in its memorandum of association and (k) that the Company will comply, to the extent applicable, with the requirements of Part III of the Companies Act 1981 entitled “Prospectuses and Public Offers”.

The obligations of the Company under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

“Good standing” is not a legal concept under Bermuda law, but when we describe the Company herein as being in “good standing” we mean that the Company has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. Except as described in the final paragraph of this opinion, this opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the New Notes by the Company, as described in the Registration Statement, and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing.

2.	The Company has taken all corporate action required to authorize its execution, delivery and performance of the Documents including the issuance of the New Notes.

3.	When issued in accordance with the Indenture, duly executed by the Company, duly authenticated by the Trustee and delivered by or on behalf of the Company against exchange of the Old Notes as contemplated by the Registration Statement, the New Notes will constitute valid and binding obligations of the Company under the laws of Bermuda.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Skadden, Arps, Slate, Meagher & Flom LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the issuance of the New Notes by the Company, as filed with the Commission as Exhibit 5.2 to the Registration Statement.

Yours faithfully

CONYERS DILL & PEARMAN LIMITED